Exhibit 99.1

2005-2

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON FOURTH QUARTER EARNINGS TOTAL $0.54 PER SHARE

•	Quarter’s earnings per share total $0.54 versus $0.07 a year ago

•	Full-year earnings per share total $1.75, compared with $1.25 in 2003

•	2004 orders exceed $2 billion; backlog reaches record year-end level at $1 billion

HOUSTON (February 9, 2005) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $28.9 million, or $0.54 per diluted share, for the quarter ended December 31, 2004, compared with net income in the prior year’s fourth quarter of $4.1 million, or $0.07 per diluted share. Revenues for the fourth quarter of 2004 were $547.2 million, up slightly from the third quarter of this year, and more than 23 percent above fourth quarter 2003’s $443.2 million, with all three business segments contributing to the revenue increase. Revenues for the year were $2.09 billion, up approximately 28 percent from 2003’s $1.63 billion, with increases in all three segments.

     Net income for the year ended December 31, 2004 was $94.4 million, or $1.75 per diluted share, including a non-cash after-tax write-off of debt issuance costs of $4.6 million, or $0.09 per diluted share and $2.7 million, or $0.05 per diluted share, for the write-down of a technology investment. This compares with 2003 net income of $69.4 million, or $1.25 per diluted share, which included after-tax income of $12.2 million, or $0.21 per diluted share, related to the cumulative effect of adopting a newly issued accounting standard.

Cameron shows favorable comparisons to year-ago results

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that Cameron’s higher revenues in the quarter, compared with the fourth quarter of 2003, primarily reflect the early 2004 acquisition of Petreco and increased activity in Cameron’s surface and subsea businesses. “Better performance in subsea, the addition of Petreco and solid results in our surface product lines all contributed to the division’s improved revenues and profits,” Erikson said. He also noted that Cameron’s sequential revenues were down slightly from the third quarter due to declines in subsea deliveries and in Petreco’s revenues.

Cooper Cameron Valves (CCV) posts higher revenues

     CCV’s revenues were up strongly from a year ago and sequentially, but profitability declined somewhat from the third quarter as a result of higher manufacturing costs (principally higher raw material costs) and severance charges. “Revenues in all product lines increased from year-ago levels as continued strength in the rig count and pipeline markets have positively impacted CCV’s business,” Erikson said.

Cooper Compression helped by strong international air compression market

     Cooper Compression’s profits were also higher on both a year-over-year and sequential basis, as revenues for new compression equipment posted solid gains as a result of strong international demand. Orders were up for the quarter and full year compared with 2003.

Orders, year-end backlog reach record levels

     Orders booked during the fourth quarter of 2004 totaled $639 million, up more than 58 percent from a year ago, as orders for each of the Company’s three divisions were higher than in the fourth quarter of 2003. The fourth quarter orders, aided by the booking of a significant subsea systems project in the Gulf of Mexico, were the highest for a single quarter in the Company’s history.

     Total orders for the year 2004 were $2.01 billion, up 15 percent from 2003’s $1.75 billion. Erikson noted that Cameron’s $1.27 billion and CCV’s $366 million were records for total orders in those divisions, and helped drive year-end backlog to a new high.

     At year-end 2004, total backlog was $1.00 billion, up nearly six percent from the $947 million of a year ago. Both Cameron and CCV backlogs, as well as the Company’s consolidated backlog, are at the highest year-end levels in their history.

Financial condition remains solid, stock repurchased during quarter

     “Our debt, net of cash and short-term investments, at year-end was $239 million, and the ratio of this net debt to capitalization increased from 12.0 percent at year-end 2003 to 16.3 percent at year-end 2004,” Erikson said. He noted that the increase was due primarily to $171 million used for acquisitions made during the year. Erikson also said that capital expenditures during the year totaled $54 million, down from $65 million in 2003, excluding acquisitions. Capital expenditures during 2005 are expected to be approximately $70 to $80 million, including capital related to expansion efforts at Cameron’s Berwick, Louisiana facility to support expected increases in subsea activity and additional investment in several recently acquired valve manufacturing facilities. Erikson also noted that Cooper Cameron repurchased approximately 250,000 shares of its common stock during the quarter at an average price of approximately $50.47, bringing total share repurchases for the year to 1.96 million shares for a total of $95.3 million.

Earnings expectations for 2005 subject to various factors

     Erikson said the Company currently expects 2005 earnings to be approximately $2.20 to $2.35 per diluted share, including charges of approximately $0.13 per share for equity- and option-based compensation. “Our 2005 results will depend on a variety of factors, including global rig count, successful integration of our recent acquisitions and the size and timing of short-cycle business in both the surface and subsea segments of Cameron,” Erikson said.

     Erikson also noted that Cooper Cameron’s first quarter results are expected to be down sequentially from the fourth quarter, as has historically been the case. “We expect first quarter earnings per share to be approximately $0.35 to $0.40,” he said. “The actual results will be dependent to some extent on our progress in integrating the manufacturing facilities acquired in late 2004 into both CCV and Cameron’s operations.”

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

     In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company (including first quarter and full year 2005 earnings per share estimates), as well as assumptions regarding global rig activity, customer spending levels, pricing levels, severance costs for the Cameron division and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Results of Operations
($ and shares in millions except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Cameron	$350.3	$280.2	$1,402.8	$1,018.5
Cooper Cameron Valves	98.6	79.3	350.1	307.0
Cooper Compression	98.3	83.7	339.9	308.8

Total revenues	547.2	443.2	2,092.8	1,634.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	402.8	335.8	1,560.3	1,181.6
Selling and administrative expenses	81.0	79.5	300.1	288.6
Depreciation and amortization	22.6	21.5	82.8	83.6
Non-cash write-down of technology investment	—	—	3.8	—
Interest income	(1.6)	(1.2)	(4.9)	(5.2)
Interest expense	3.0	1.9	17.8	8.1

Total costs and expenses	507.8	437.5	1,959.9	1,556.7

Income before income taxes and cumulative effect of accounting change	39.4	5.7	132.9	77.6
Income tax provision	(10.5)	(1.6)	(38.5)	(20.4)

Income before cumulative effect of accounting change	28.9	4.1	94.4	57.2
Cumulative effect of accounting change	—	—	—	12.2

Net income	$28.9	$4.1	$94.4	$69.4

Basic earnings per common share:
Before cumulative effect of accounting change	$0.54	$0.08	$1.77	$1.05
Cumulative effect of accounting change	—	—	—	0.23

Net income per common share.	$0.54	$0.08	$1.77	$1.28

Diluted earnings per common share:
Before cumulative effect of accounting change	$0.54	$0.07	$1.75	$1.04
Cumulative effect of accounting change	—	—	—	0.21

Net income per common share.	$0.54	$0.07	$1.75	$1.25

Average common shares outstanding	53.1	53.9	53.3	54.4

Average shares utilized in diluted calculation	53.9	54.4	55.7	59.8

EBITDA:
Cameron	$48.6	$12.8	$170.1	$114.6
Cooper Cameron Valves	11.7	10.2	50.0	46.4
Cooper Compression	12.4	9.1	41.5	27.5
Other	(9.3)	(4.2)	(33.0)	(24.4)

Total	$63.4	$27.9	$228.6	$164.1

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	December 31,	December 31,
	2004	2003
	(unaudited)
Current Assets:
Cash and cash equivalents	$227.0	$292.1
Short-term investments	—	22.0
Receivables, net	424.8	316.2
Inventories, net	454.7	473.2
Other	98.8	44.2

Total current assets	1,205.3	1,147.7

Plant and equipment, net	478.6	471.3
Goodwill, net	415.1	316.1
Other assets	257.4	205.6

Total Assets	$2,356.4	$2,140.7

Current Liabilities:
Current portion of long-term debt	$7.3	$265.0
Accounts payable and accrued liabilities	516.9	397.3
Accrued income taxes	4.0	17.6

Total current liabilities	528.2	679.9

Long-term debt	458.4	204.1
Postretirement benefits other than pensions	42.6	43.4
Deferred income taxes	40.4	46.1
Other long-term liabilities	58.6	30.5

Total liabilities	1,128.2	1,004.0

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued (54,933,658 at December 31, 2003)	0.5	0.5
Capital in excess of par value	948.7	957.9
Retained earnings	272.0	177.6
Accumulated other elements of comprehensive income	95.0	55.3
Less: Treasury stock, 1,795,843 shares (1,130,600 shares at December 31, 2003)	(88.0)	(54.6)

Total stockholders’ equity	1,228.2	1,136.7

Total Liabilities and Stockholders’ Equity.	$2,356.4	$2,140.7

Cooper Cameron Corporation
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$28.9	$4.1	$94.4	$69.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.0	18.0	70.1	68.3
Amortization (primarily capitalized software)	3.6	3.5	12.7	15.3
Write-off of unamortized debt issuance costs associated with retired debt	—	—	6.8	—
Non-cash write-down of technology investment	—	—	3.8	—
Non-cash cumulative effect of accounting change	—	—	—	(12.2)
Deferred income taxes and other	(20.6)	(4.3)	(14.7)	(1.0)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(6.4)	1.5	(44.3)	3.2
Inventories	13.9	4.6	76.2	(59.8)
Accounts payable and accrued liabilities	17.5	7.9	(9.1)	44.6
Other assets and liabilities, net	12.6	(19.9)	(0.7)	(26.2)

Net cash provided by operating activities	68.5	15.4	195.2	101.6

Cash flows from investing activities:
Capital expenditures	(19.3)	(21.9)	(53.5)	(64.7)
Acquisitions, net of cash acquired	(78.2)	—	(171.0)	—
Sales of short-term investments	—	68.9	22.0	157.9
Purchases of short-term investments	—	(11.8)	—	(154.5)
Other	—	2.8	10.2	9.2

Net cash provided by (used for) investing activities.	(97.5)	38.0	(192.3)	(52.1)

Cash flows from financing activities:
Loan borrowings (repayments), net	(4.4)	0.3	(5.0)	(0.5)
Issuance of long-term senior and convertible debt	—	—	437.9	—
Redemption of convertible debt	—	—	(443.9)	—
Debt issuance costs	—	—	(6.5)	—
Purchase of treasury stock	(12.6)	(10.7)	(95.3)	(48.7)
Activity under stock option plans and other	9.8	0.2	42.0	1.3

Net cash used for financing activities	(7.2)	(10.2)	(70.8)	(47.9)

Effect of translation on cash	5.4	11.4	2.8	16.7

Increase (decrease) in cash and cash equivalents	(30.8)	54.6	(65.1)	18.3

Cash and cash equivalents, beginning of period	257.8	237.5	292.1	273.8

Cash and cash equivalents, end of period	$227.0	$292.1	$227.0	$292.1

Cooper Cameron Corporation
Unaudited Orders and Backlog
($ millions)

Orders

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Cameron	$452.9	$233.6	$1,274.4	$1,082.4
Cooper Cameron Valves	97.0	91.2	365.7	324.0
Cooper Compression	89.1	77.9	369.3	340.2

Total	$639.0	$402.7	$2,009.4	$1,746.6

Backlog

	December 31,	December 31,
	2004	2003
Cameron	$752.9	$771.8
Cooper Cameron Valves	122.9	72.4
Cooper Compression	124.2	102.4

Total	$1,000.0	$946.6

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended December 31, 2004
	Cameron	Cooper Cameron Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes	$34.5	$8.0	$8.3	$(11.4)	$39.4
Depreciation & amortization.	14.1	3.7	4.1	0.7	22.6
Interest income	—	—	—	(1.6)	(1.6)
Interest expense	—	—	—	3.0	3.0

EBITDA	$48.6	$11.7	$12.4	$(9.3)	$63.4

	Three Months Ended December 31, 2003
	Cameron	Cooper Cameron Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes and cumulative effect of accounting change	$(0.7)	$7.2	$4.7	$(5.5)	$5.7
Depreciation & amortization	13.5	3.0	4.4	0.6	21.5
Interest income	—	—	—	(1.2)	(1.2)
Interest expense	—	—	—	1.9	1.9

EBITDA	$12.8	$10.2	$9.1	$(4.2)	$27.9

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Twelve Months Ended December 31, 2004
	Cameron	Cooper Cameron Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes.	$118.8	$37.8	$24.6	$(48.3)	$132.9
Depreciation & amortization.	51.3	12.2	16.9	2.4	82.8
Interest income	—	—	—	(4.9)	(4.9)
Interest expense	—	—	—	17.8	17.8

EBITDA	$170.1	$50.0	$41.5	$(33.0)	$228.6

	Twelve Months Ended December 31, 2003
	Cameron	Cooper Cameron Valves	Cooper Compression	Corporate	Total
Income (loss) before income taxes and cumulative effect of accounting change	$63.4	$33.7	$10.3	$(29.8)	$77.6
Depreciation & amortization	51.2	12.7	17.2	2.5	83.6
Interest income	—	—	—	(5.2)	(5.2)
Interest expense	—	—	—	8.1	8.1

EBITDA	$114.6	$46.4	$27.5	$(24.4)	$164.1